UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2010

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6330 Nancy Ridge Drive, Suite 103, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 450-0048

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 15, 2010, NexMed, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with The Tail Wind Fund Ltd., Tail Wind Advisory and Management Ltd. and Solomon Strategic Holdings, Inc. (the “Purchasers”), pursuant to which the Company issued to the Purchasers 7% Convertible Notes due December 31, 2012 in the aggregate principal amount of $4,000,000 (the “Notes”), of which approximately $2.6 million was issued in consideration for the cancellation of indebtedness of the Company outstanding under convertible promissory notes previously issued by the Company to certain of the Purchasers in June 2008 (the “2008 Notes”) and November 2009 (the “2009 Notes”).  The transactions contemplated under the Purchase Agreement closed on March 16, 2010.

Also on March 15, 2010, the Company repaid a total of approximately $4.5 million of outstanding indebtedness through the issuance of a total of 19,173,210 shares of common stock, which consisted of (i) 12,940,654 shares issued in cancellation of approximately $2.2 million of principal and accrued interest outstanding under promissory notes issued to the former shareholders of Bio-Quant, Inc. (the “Bio-Quant Notes”), and (ii) approximately $2.3 million of principal and accrued interest outstanding under promissory notes issued by the Company in February 2010 (the “2010 Notes”).  After the issuance of the Notes, and net of repayment and cancellation of the 2008 Notes, 2009 Notes, 2010 Notes and partial repayment of the Bio-Quant Notes, the Company’s indebtedness decreased by a total of approximately $3.1 million.

Pursuant to the Purchase Agreement, the Company and the Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”) whereby the Company has committed to file a Registration Statement on Form S-3 by April 14, 2010, covering the resale of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that may be issued upon conversion of the Notes, in an amount equal to 130% of the number of shares of Common Stock necessary to permit the conversion in full of the Notes.  The Company’s obligations under the Notes are secured with a first priority lien on the real property owned by NexMed (U.S.A.), Inc., a wholly-owned subsidiary of the Company (“NexMed USA”), and are further secured by guarantees provided by NexMed USA and Bio-Quant, Inc., also a wholly-owned subsidiary of the Company.

The Notes are initially convertible into shares of the Company’s Common Stock at $0.58 per share, which conversion price is subject to adjustment upon stock dividends, splits, combinations and certain issuances of Common Stock at a price below the then-applicable conversion price.  The Notes have a coupon rate of 7% per annum, which is payable at the Company’s option in cash or in shares of Common Stock, except that the Company will be prohibited from paying the Notes in shares of Common Stock if (1) at any time within 10 Trading Days (as defined in the Notes) prior to the Accretion Payment Date (as defined in the Notes) there fails to exist Effective Registration (as defined in the Notes) or an event of default exists or occurs under the Notes, (2) if the Company’s net cash on hand (including cash equivalents) as of such Accretion Payment Date is greater than $3 million, and (3) to the extent, and only to the extent, that such conversion into shares of Common Stock would result in the holder of a Note exceeding 9.9% beneficial ownership of the Company’s Common Stock.

The Notes and the shares of Common Stock underlying the Notes were offered and sold only to accredited investors in a private placement transaction in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder.  The Notes sold in the private placement have not been registered under the Securities Act or state securities laws and may not be reoffered or resold in the United States absent registration with the Securities and Exchange Commission or pursuant to an applicable exemption from the registration requirements.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 regarding the Notes is incorporated herein by reference.

Item 3.02.	Unregistered Sale of Equity Securities.

The disclosure set forth above under Item 1.01 regarding the Notes is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and Chief Financial Officer

Date: March 17, 2010